Exhibit 99.1
Match Group Names Sharmistha Dubey Chief Executive Officer
Chief Financial Officer Gary Swidler Also Named Chief Operating Officer
DALLAS, January 28, 2020 – Match Group (NASDAQ: MTCH) today announced that after 14 years, Mandy Ginsberg will be leaving the company and stepping down from the Board of Directors. Ms. Ginsberg will be handing the reigns to her longtime deputy, Shar Dubey, who currently serves as the President of Match Group. Ms. Dubey will assume her role effective March 1.
Ms. Dubey has been a key leader within Match Group for 14 years. For the past two years, she has served as Match Group’s President and has been a member of the Board since late 2019. Prior to her role as Match Group’s President, Ms. Dubey was the Chief Operating Officer of the Tinder business, where she led the team that launched Tinder Gold, the portfolio’s most successful monetization feature in its history. She has also served in a variety of other roles, including President of Match Group Americas and Chief Product Officer of the Match brand.
The company has also named Gary Swidler as Chief Operating Officer, in addition to his role as Chief Financial Officer. Mr. Swidler has overseen all accounting and finance, investor relations and corporate development activities since joining the Company in late 2015, just prior to its IPO. In his new role, Mr. Swidler will also oversee corporate communications, market research, corporate strategy, data security, advertising, and user safety across the portfolio of brands.
The Company has also named Faye Iosotaluno as its Chief Strategy Officer and Justine Sacco as Chief Communications Officer. Both executives will continue to report to Mr. Swidler.
Match Group Chairman Joey Levin said, “Mandy has had a profound impact on Match Group’s culture, the team, and through the success of our products, the world. She recruited Shar to the company more than a decade ago, and it’s been incredible to witness what these two executives have built together. Mandy will always be a part of the Match Group family, wherever she is. But, if she will no longer be here, we cannot imagine a better successor than Shar. The Match Group leadership team has a deep bench of talent, and Shar, Gary and the team will continue to lead Match Group forward. Thank you, Mandy, for everything.”
“It’s been a fantastic journey working with Mandy these last 14 years, and is very hard to imagine this company without her,” said Ms. Dubey. “I’m incredibly grateful that we have such a strong leadership team that will continue to drive the business forward. Gary is a fantastic partner, and together with the rest of the team, we’ve developed and are executing on a strong strategy, and we feel great about where we’re headed.”
About Match Group
Match Group (NASDAQ: MTCH), through its portfolio companies, is a leading provider of dating products available globally. Our portfolio of brands includes Tinder®, Match®, Meetic®, OkCupid®, Hinge®, Pairs™, PlentyOfFish®, and OurTime®, as well as a number of other brands, each designed to increase our users’ likelihood of finding a meaningful connection. Through our portfolio companies and their trusted brands, we provide tailored products to meet the varying preferences of our users. Our products are available in over 40 languages to our users all over the world.
Contact:
Match Group Corporate Communications
MatchGroupPR@match.com